Weyco Reports Record Fourth Quarter and Full Year Sales and Earnings

          MILWAUKEE, Feb. 23 /PRNewswire-FirstCall/ -- Weyco Group, Inc. (Nasdaq: WEYS), today announced record financial results for the fourth quarter and full year 2004.

          Fourth Quarter Highlights:

--	Diluted earnings per share increased 25.3% to a record $1.14 compared with $.91 in 2003.

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Net sales totaled $55.6 million compared with $54.6 in 2003, an increase of 2%.  Wholesale sales were $46.4 in 2004, versus $46.1 in 2003, an increase of approximately 1%.  The Company’s Stacy Adams and Florsheim brands were up 11% and 2%, respectively, with the Company’s Nunn Bush brand down 7%.  Retail sales increased 9.7% to $7.85 million up from $7.15 million in 2003.  Same store sales were up 12.6%. Licensing revenue, which is included in net sales, was $1.4 million in 2004 as compared with $1.3 million in 2003.

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Operating earnings increased 29.3% to $11.0 million or 19.9% of net sales, compared with $8.5 million or 15.7% of net sales in 2003.  The increase in operating earnings results from an increase in overall gross margins of approximately 280 basis points and a decrease in selling and administrative expenses from 23.9% of net sales to 22.5% of net sales.  The increased margins were across all of the Company’s brands, and in the Company’s retail division.

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Net earnings grew by 26.5% to $6.8 million or 12.2% of sales, versus $5.4 million or 9.8% of net sales in 2003.  The 26.5% increase in net earnings was lower than the 29.3% increase in operating earnings because of a higher effective tax rate in 2004, the effect of which was partially offset by lower interest expense as Company debt levels continued to decline.

2004 Highlights:

--	Diluted earnings per share increased by 18.6% to a record $3.45 as compared with $2.91 in 2003.

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Net sales were $223.0 million, up 3.4% from 2003 net sales of $215.8 million.  Wholesale sales rose 2.8% to $192.6 million as compared with $187.3 million in 2003. The Company’s Stacy Adams and Florsheim brands were up 9% and 1%, respectively.  Sales of the Nunn Bush brand were flat in 2004.  Retail sales increased 6.4% to$26.5 million as compared with $24.9 million in 2003.  Same store retail sales were up 8.9% in 2004.  Licensing revenue was $3.9 million in 2004 as compared with $3.6 million in 2003.

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Operating earnings increased 20.9% to $33.0 million or 14.8% of net sales compared with $27.3 million or 12.6% of net sales.  The increase was principally the result of overall higher gross margins of 180 basis points.  Gross margin increases were seen across all the Company’s brands and in the Company’s retail division.

--	Net earnings grew by 18.3% to $20.3 million or 9.1% of net sales, as compared with $17.1 million or 7.9% of net sales.

          During 2004, the Company’s balance sheet continued to strengthen.  The Company’s cash and marketable securities totaled $21.8 million at December 31,2004, an increase of $2.2 million.  At the same time, borrowings under the Company’s revolving credit agreement decreased $16.6 million to $11.4 million. The Company’s cash and marketable securities now exceed outstanding borrowings by $10.4 million.

          “2004 was an outstanding year for our Company,” stated Tom Florsheim, Jr., Chief Executive Officer, Weyco Group, Inc.  “We are pleased with the growth in our wholesale business, as well as the performance of our retail stores.

          “Our Florsheim wholesale business was strong in the second half of the year which enabled us to end 2004 with a slight increase in wholesale sales for the brand.  We continue to focus on building Florsheim for the long-term and have made significant progress in terms of realigning Florsheim’s distribution to department stores and better specialty stores.  Our Florsheim retail division’s business was robust in 2004, which reflects positively on the new product initiatives we have in place for the brand.

          “Stacy Adams’ record year in dress shoe sales fueled the significant wholesale growth for the brand.  In addition to strong footwear sales, we had an excellent year in terms of U. S. licensed products sales which led to a solid increase in Stacy Adams’ licensing revenues related to those products.

          “While sales for the quarter for our Nunn Bush brand were down, Nunn Bush continues to perform well at retail in a challenging environment for mid-tier department store and shoe chains.  Sales were flat for the year and Nunn Bush remains a major player in the men’s moderately priced branded footwear market.”

          On January 31, 2005, the Company announced a 2:1 stock split to shareholders of record on February 16, 2005, and to be distributed on April 1, 2005.  No amounts in this release have been restated as a result of this stock split.

          Weyco Group will host a conference call on Thursday, February 24, at 11:00 a.m. Eastern Time to discuss the fourth quarter and year end 2004 financial results in more detail.  To participate in the call please dial (800) 901-5218, referencing passcode #98282670, five minutes before the start of the call.  A replay will be available for one week beginning about one hour after the completion of the call by dialing (888) 286-8010, referencing passcode #25948472.  Alternatively, the conference call and replay will be available by visiting the investor relations section of Weyco Group’s website at http://www.weycogroup.com .

          Weyco Group, Inc., designs and markets moderately priced and better-grade men’s branded footwear for casual, fashion, and dress lifestyles.  The principal brands of shoes sold by the Company are Florsheim, Nunn Bush, Nunn Bush NXXT, Brass Boot, Stacy Adams and SAO by Stacy Adams.  The Company also operates a small number of retail stores in the U.S. and Europe.

          This press release contains certain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Various factors could cause the results of Weyco Group to be materially different from any future results expressed or implied by such forward-looking statements.  Such factors include, but are not limited to the Company’s ability to: (i) successfully market and sell its products in a highly competitive industry and in view of changing consumer trends, consumer acceptance of products and other factors affecting retail market conditions; (ii) procure its products from independent manufacturers; and (iii) other factors, including those detailed from time to time in Weyco Group’s filings made with the SEC.  Weyco Group undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

WEYCO GROUP, INC.
CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)

	For the Quarter Ended December 31,		For the Year Ended December 31,

	2004	2003	2004	2003

NET SALES	$55,642,505	$54,563,067	$223,013,334	$215,760,531
COST OF SALES	32,049,988	32,959,701	140,017,783	139,315,498
Gross earnings	23,592,517	21,603,366	82,995,551	76,445,033
SELLING AND ADMINISTRATIVE EXPENSES	12,541,286	13,055,488	50,043,981	49,184,303
Earnings from operations	11,051,231	8,547,878	32,951,570	27,260,730
INTEREST INCOME	140,139	126,035	500,605	528,531
INTEREST EXPENSE	(109,546)	(290,332)	(477,807)	(1,374,682)
OTHER INCOME AND EXPENSE, net	(26,293)	32,608	(71,694)	275,222
Earnings before provision for income taxes	11,055,531	8,416,189	32,902,674	26,689,801
PROVISION FOR INCOME TAXES	4,275,000	3,055,000	12,625,000	9,555,000
Net earnings	$6,780,531	$5,361,189	$20,277,674	$17,134,801
BASIC EARNINGS PER SHARE	$1.18	$.94	$3.56	$3.01
DILUTED EARNINGS PER SHARE	$1.14	$.91	$3.45	$2.91

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
December 31, 2004 and 2003

	2004	2003

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$10,514,707	$9,091,567
Marketable securities, at amortized cost	180,000	4,206,100
Accounts receivable, net	30,774,337	29,900,197
Accrued income tax receivable	—	228,074
Inventories	47,620,220	43,727,578
Deferred income tax benefits	1,681,135	2,483,037
Prepaid expenses and other current assets	1,779,189	1,042,496
Total current assets	92,549,588	90,679,049
MARKETABLE SECURITIES, at amortized cost	11,123,795	6,273,638
OTHER ASSETS	13,904,006	13,750,574
PLANT AND EQUIPMENT, net	27,910,304	29,615,025
TRADEMARK	10,867,969	10,867,969
	$156,355,662	$151,186,255
LIABILITIES AND SHAREHOLDERS’ INVESTMENT
CURRENT LIABILITIES:
Short-term borrowings	$11,359,536	$27,944,830
Accounts payable	6,661,241	7,465,606
Dividend payable	631,351	563,642
Accrued liabilities -
Wages, salaries and commissions	3,566,277	4,335,408
Taxes, other than income taxes	979,853	376,773
Other	3,950,485	3,567,665
Accrued income taxes	751,622	—
Total current liabilities	27,900,365	44,253,924
LONG-TERM PENSION LIABILITY	3,312,860	3,077,285
DEFERRED INCOME TAX LIABILITIES	5,394,516	5,009,158
SHAREHOLDERS’ INVESTMENT:
Common Stock	4,440,565	4,324,983
Class B Common Stock	1,302,110	1,305,435
Capital in excess of par value	6,820,136	4,189,138
Reinvested earnings	106,747,060	88,917,253
Accumulated other comprehensive income	438,050	109,079
Total shareholders’ investment	119,747,921	98,845,888
	$156,355,662	$151,186,255

CONSOLIDATED STATEMENTS
OF CASH FLOWS (Unaudited)
For the years ended December 31, 2004 and 2003

	2004	2003

CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$20,277,674	$17,134,801
Adjustments to reconcile net earnings to net cash provided by operating activities -
Depreciation	2,517,417	2,322,794
Amortization	80,389	187,020
Deferred income taxes	1,187,260	978,527
Deferred compensation	48,000	197,292
Pension expense	712,959	992,050
Loss (gain) on sale of assets	116,174	(25,819)
Increase in cash surrender value of life insurance	(579,168)	(574,371)
Changes in operating assets and liabilities -
Accounts receivable	(874,140)	2,270,598
Inventories	(3,892,642)	6,013,355
Prepaids and other current assets	(736,693)	(165,156)
Accounts payable	(804,365)	(3,803,107)
Accrued liabilities and other	352,726	(258,149)
Accrued income taxes	1,519,328	1,009,700
Net cash provided by operating activities	19,924,919	26,279,535
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of Florsheim assets	—	(46,288)
Purchase of marketable securities	(6,106,521)	(5,163,270)
Proceeds from maturities of marketable securities	5,262,953	4,808,799
Purchase of plant and equipment	(1,127,088)	(9,833,660)
Proceeds from sales of plant and equipment	230,706	37,623
Net cash used for investing activities	(1,739,950)	(10,196,796)
CASH FLOWS FROM FINANCING ACTIVITIES:
Cash dividends paid	(2,380,158)	(2,086,763)
Shares purchased and retired	—	(3,361,294)
Proceeds from stock options exercised	2,203,623	1,012,943
Net repayments under revolving credit facilities	(16,585,294)	(9,857,162)
Net cash used for financing activities (16,761,829)	(14,292,276)
Net increase in cash and cash equivalents	1,423,140	1,790,463
CASH AND CASH EQUIVALENTS, at beginning of year	$9,091,567	$7,301,104
CASH AND CASH EQUIVALENTS, at end of year	$10,514,707	$9,091,567
SUPPLEMENTAL CASH FLOW INFORMATION:
Income taxes paid, net of refunds	$10,037,356	$7,543,171
Interest paid	$509,125	$1,383,664

SOURCE  Weyco Group, Inc.
          -0-                                        02/23/2005
          /CONTACT: John Wittkowske, Senior VP and CFO, of Weyco Group, Inc., +1-414-908-1880; or Rob Damron, Managing Director of 21st Century Equity Advisors, +1-414-224-1668/
          /Web site:  http://www.weycogroup.com /